Exhibit 99.1

Press Release

Acusphere Announces $70 Million European Partnership for AI-700

WATERTOWN, Mass.—(BUSINESS WIRE)—July 7, 2004—Acusphere, Inc. (NASDAQ: ACUS), a specialty pharmaceutical company that develops drug products using its porous microparticle technology, announced today that it has entered into a Collaboration, License and Supply Agreement with Nycomed for the European development and marketing rights to Acusphere’s lead product candidate AI-700. Nycomed is a pan-European pharmaceutical company with about $725 million in annual revenues. AI-700 is an ultrasound contrast agent currently in Phase 3 clinical trials for assessing myocardial perfusion in the diagnosis of coronary heart disease, a leading cause of death in the United States and Europe.

As part of the Agreement, Nycomed will provide $70 million in license fees, research and development funding, and milestone payments, including $12 million in payments over the first two years. These near-term payments include $4 million in upfront license fees and $8 million in research and development funding payable in eight equal quarterly installments. An additional $58 million in milestone payments are related to regulatory approvals and achievement of certain sales goals. In addition, Acusphere will be paid to manufacture the product for Nycomed and will receive royalties on Nycomed’s sales of AI-700. Nycomed will be responsible for sales, marketing and the regulatory submissions required for marketing throughout its sales territory, which includes the member states of the European Union, as well as Russia/CIS and Turkey.

“As one of the few pan-European pharmaceutical companies, Nycomed is an excellent partner to develop and market AI-700 throughout Europe,” commented Sherri C. Oberg, President and CEO of Acusphere. “Nycomed brings a long, successful heritage in building close relations with health care professionals throughout the European hospital-specialist sector. This heritage, combined with an extensive European market presence, and a clear strategy to build a strong cardiovascular portfolio, makes Nycomed an experienced partner with a positive reputation among European cardiologists. Nycomed has sales forces in 19 European countries and its strategy to focus its marketing and sales activities almost exclusively in Europe is highly compatible with our commercial strategy in the United States, where we currently plan to build our own marketing and sales capability for AI-700. As a pharmaceutical company with over $700 million in revenues, Nycomed has a sophisticated marketing and sales capability, along with an ability to focus targeted attention on AI-700, which has the potential to represent a sizable proportion of Nycomed’s overall sales.”

Hakan Bjorklund, CEO of Nycomed commented, “We are enthusiastic about the potential market opportunity for AI-700 in Europe and are impressed with the clinical results to date. AI-700 is an excellent match with our cardiovascular product focus. With the successful in-licensing of Angiox™ (bivalirudin), a thrombin-specific anticoagulant for percutaneous coronary intervention, which is scheduled for pan-European launch later this year, we are already in the process of developing and training a hospital specialist sales force that will call on our customer base of cardiologists in Europe. With AI-700, we are excited to be participating in the commercialization of a product with such great potential to improve the diagnosis and management of coronary heart disease. We are committed to working closely with Acusphere and we are looking forward to supporting the MAA filing in the first half of 2006, consistent with Acusphere’s planned NDA filing date.”

Ultrasound is the only frequently used imaging technique without a commercially significant imaging agent. Acusphere has designed AI-700 to work with ultrasound in the assessment of myocardial perfusion (blood flow in the heart muscle), a sensitive marker of coronary heart disease. In 2002, an estimated 9.5 million procedures in the U.S. and 1.5-2.0 million procedures in Europe were performed to screen patients with suspected coronary heart disease, primarily using nuclear imaging. AI-700-enhanced ultrasound is being developed as a cost-effective and convenient alternative to nuclear imaging.

Ferghana Partners Group (New York and London), a specialist investment bank in the life sciences field, acted as financial and transaction advisor to Acusphere on this Agreement with Nycomed.

Conference Call Information

Acusphere will host a conference today, July 7, 2004, at 11:00 a.m. (EDT) to discuss this Agreement and answer questions. The conference may be heard live via the investor relations section of our website at www.acusphere.com or by dialing 1-800-599-9795, using the confirmation code: 47942555. For participants dialing in from outside the U.S. please use the number 1-617-786-2905 using the same confirmation code, 47942555. After the conference call, a replay of the call will be made available for thirty days via our web site and a telephone replay will be available through July 14, 2004 by dialing 1-888-286-8010, using the confirmation code: 20088851.

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates are in clinical development and are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development in the U.S. and Europe. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

About Nycomed

Nycomed is a pharmaceutical company differentiating itself by its European focus. The company’s capabilities include product sourcing, late-stage clinical trials, registration, pricing and reimbursement negotiation and product life-cycle management. Dedicated sales teams target general practitioners, pharmacists and hospital specialists, including cardiologists. With 2,800 people, mostly in marketing & sales, Nycomed covers 19 European markets including the Russia/CIS. Products are also exported to other countries including Japan and the USA. Nycomed is a privately-owned company with 2003 revenues of EUR 635.5 million. Further information is available at: www.nycomed.com.

“Acusphere” and “AI-700” are trademarks of Acusphere, Inc.

This Release contains forward-looking statements, including statements regarding development, regulatory filings, milestone payments and commercial potential of AI-700. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

CONTACT:	Acusphere, Inc. John F. Thero Investors: 617-925-3444 IR@acusphere.com or Media: 617-648-8800

SOURCE:	Acusphere, Inc.